Exhibit 10.8

AMENDMENT NO. 1 TO

VIKING THERAPEUTICS, INC.

2014 EMPLOYEE STOCK PURCHASE PLAN

This Amendment No. 1 (this “Amendment”) to Viking Therapeutics, Inc. 2014 Employee Stock Purchase Plan (the “ESPP”) is effective as of November 13, 2015.

1. Section V(c) of the ESPP is amended and restated in its entirety as follows:

“The payroll deduction authorized by a Participant for purposes of acquiring Shares under the Plan may be any multiple of 1% of the Eligible Earnings of the Participant during the Offering, up to a maximum equal to 25% of the Participant’s Eligible Earnings per purchase right; provided that the Administrator may, in its sole and absolute discretion for any Offering, also or instead allow payroll deductions in dollar increments that are in no event less than $25 per pay period. The deduction rate so authorized shall continue in effect for the entire Offering and each succeeding Offering, unless the Participant shall, prior to the end of any Offering for which the purchase right will remain in effect, withdraw from the Plan by filing the appropriate form with the Administrator (or its designee). Payroll deductions will automatically cease as soon as practicable following a Participant’s withdrawal from the Offering. Notwithstanding the foregoing, a Participant may: (i) increase the Participant’s payroll deduction rate (up to a maximum of 25% of the Participant’s Eligible Earnings) once during a Purchase Period, and (ii) decrease the Participant’s payroll deduction rate up to twice during a Purchase Period, so long as the second decrease is to zero.”

2. Except as set forth in this Amendment, all other terms and conditions of the ESPP shall remain in full force and effect.

This Amendment was authorized, adopted and approved by the Compensation Committee of the Board of Directors of Viking Therapeutics, Inc. on November 13, 2015.

VIKING THERAPEUTICS, INC.

By: /s/ Brian Lian, Ph.D.

Name: Brian Lian, Ph.D.

Title: Chief Executive Officer